UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2007

Commission File Number: 0-31297

HEMIS CORPORATION
(Exact Name of Registrant as Specified in Charter)

NEVADA
(state or other jurisdiction of incorporation or organization)

Neuhofstrasse 8
8600 Dübendorf, Switzerland
(Address of principal executive offices)

(702) 387 2382
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement

On January 29, 2007, Hemis Corporation (“Hemis”) entered into a letter agreement (the “2007 Option Agreement”) with Corex Gold Corp. (“Corex Gold”). The 2007 Option Agreement replaces the option agreement dated June 19, 2006 that Hemis entered into with Corex Gold and its subsidiary Corex Global Sociedad de Responsabilidad Limitada de Capital Variable (“Corex Global”) (the “2006 Option

Agreement”), whereby Hemis had an option to acquire a 49% interest in the Santa Rita property, located in the Sierra Madre Oriental in Zacatecas, Mexico (the “Santa Rita Property”). The Santa Rita Property is comprised of mineral concessions that were issued by the Direccion General de Minas to Corex Global Sociedad de Responsabilidad Limitada de C. V. a Mexican subsidiary controlled 100% by Corex Gold

The principal differences between the 2006 Option Agreement and the 2007 Option Agreement are as follows (and described further below):

  Hemis’ interest in the Santa Rita Property is changed to a 49% interest in whatever interest Corex Gold holds in the Santa Rita Property, as opposed to a 49% interest in the Santa Rita Property itself;
  Hemis will now be making cash payments to Corex Gold, whereas previously, under the 2006 Option Agreement, Hemis was incurring exploration expenses; and
  The parties will no longer be working towards a joint venture arrangement.

Termination of the 2006 Option Agreement

The material terms of the 2006 Option Agreement were as follows:

Joint Venture Status: Under the terms of the 2006 Option Agreement, Hemis had an option to acquire a 49% interest in the Santa Rita Property by spending at least $950,000 in exploration expenses prior to June 18, 2009 and by issuing 200,000 shares of Hemis’ common stock prior to June 18, 2009. Hemis could have exercised this option at any time prior to June 19, 2009, so long as certain expenditures had been made each year. Hemis would be deemed to have exercised the option on completion of certain exploration expenditures and stock issuances (as described below) at which time Hemis would have been entitled to a 49% interest in the Santa Rita Property. Upon the exercise of the option, Hemis and Corex were then obligated to enter into an industry standard joint venture agreement which would have included the following terms:

  Sharing of all expenses and revenues proportionate to ownership interest;
  Management of the joint venture by a management committee, which would have made decisions by majority vote, of which Hemis would have had 49% of the votes, and Corex Gold would have had 51% of the votes, thereby effectively having control of the management committee;
  Appointment of Corex Gold as manager and operator with responsibility to conduct all operations in a good, workmanlike and efficient manner in accordance with sound mining practice, industry standards and applicable laws.

Exclusivity of Exploration: Under the terms of the 2006 Option Agreement, Hemis had the exclusive right to conduct exploration on the Santa Rita Property during the term of the option agreement, provided that Hemis incurred their minimum annual exploration expenditures and stock issuances (as described below).

Payment Schedule: Exploration Expenditure and Shares to be Issued

Period	Minimum Amount of Exploration Expenditures
June 19, 2006 – June 18, 2007	$200,000
June 19, 2007 – June 18, 2008	$300,000
June 19, 2008 – June 18, 2009	$450,000

Hemis was also obligated to make the following issuances of their capital stock to Corex Gold in order to maintain the 2006 Option Agreement and fully exercise their option:

Period	Share to be Issued
June 19, 2006 – June 18, 2007	25,000 common shares
June 19, 2007 – June 18, 2008	75,000 common shares
June 19, 2008 – June 18, 2009	100,000 common shares

Terms of the 2007 Option Agreement

The 2007 Option Agreement has been approved by the TSX Venture Exchange.

On January 31, 2007 Corex Gold signed an Earn-In Agreement with Goldcorp Inc. through its Mexican subsidiary Glamis Exploracion S.A. de C.V. (“Glamis”). Under the terms of the Earn-In Agreement, Glamis has the right to earn up to an 80% interest in Corex’s Santa Rita and Zuloaga concessions in the states of Zacatecas and Coahuila.

The material terms of the 2007 Option Agreement are as follows:

Hemis’ Interest in the Santa Rita Property:            Corex Gold and Hemis have agreed that Hemis should still retain rights to acquire an interest in the Santa Rita Property, regardless of the Earn-In Agreement that Corex Gold has signed with Goldcorps. Accordingly, the parties have agreed that Hemis shall acquire the option to acquire a 49% interest in whatever interest Corex Gold holds in the Santa Rita Property from time to time

Hemis’ option shall include the right to earn in to any property that is subject to the terms of the Earn-In Agreement and lies within the area that is 5 kilometers beyond the northern, eastern and southern boundaries of the Santa Rita Property, but no further west than the boundary of the Santa Rita Property.

Property Payment Schedule In order for Hemis to exercise its option and acquire a 49% interest in whatever interest Corex Gold holds in the Santa Rita Property, Hemis must make the following payments of money and shares to Corex Gold:

Due Date	Monies	Shares	Comments
January 31, 2007	US$200,000	25,000	Paid
July 31, 2007	US$200,000	75,000
January 31, 2008	US$200,000	50,000
July 31, 2008	US$200,000	50,000
January.31, 2009	US$200,000
Total	US$950,000	200,000

Hemis may make any or all such payments before their respective due dates and upon completion of all such payments, Hemis will have exercised the option to acquire a 49% interest in whatever interest Corex Gold holds in the Santa Rita Property.

Termination:          Hemis may terminate the 2007 Option Agreement at any time upon delivering a notice of termination to Corex Gold.

Item 9.01 Financial Statements and Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMIS CORPORATION
(Registrant)

Date: February 13, 2007	By:	/s/ Bruno Weiss
Chief Financial Officer